As filed with the Securities and Exchange Commission on July 10, 2012 Registration No. 333-144713 Registration No. 333-150996
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment NO. 1
TO
FORM S‑8
REGISTRATION STATEMENTS NOS. 333-144713 AND 333-150996
Under THE SECURITIES ACT OF 1933

ENCORE BANCSHARES, INC.
(Exact name of registrant as specified in its charter)

Texas	76-0655696
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
Nine Greenway Plaza, Suite 1000 Houston, Texas 77046 (713) 787-3100
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Encore Bancshrares, Inc. 2000 Stock Incentive Plan Encore Bancshares, Inc. 2008 Stock Awards and Incentive Plan
(Full title of the plan)

Paul B. Murphy, Jr. Encore Bancshares, Inc. Nine Greenway Plaza, Suite 1000 Houston, Texas 77046 (713) 787-3100
(Name, address, and telephone number, including area code, of agent for service)

DEREGISTRATION OF SECURITIES

     This Post-Effective Amendment (this “Post-Effective Amendment”) relates to the following registration statements on Form S-8 (collectively, the “Registration Statements”):

•         File No. 333-144713, of Encore Bancshares, Inc. (“Encore”), filed with the Securities and Exchange Commission (the “SEC”) on July 19, 2007, pertaining to the registration of an aggregate of 1,489,000 shares of common stock, $1.00 par value per share, of Encore (the “Common Stock”), issuable under the Encore Bancshares, Inc. 2000 Stock Incentive Plan.

•         File No. 333-150996, of Encore, filed with the SEC on May 16, 2008, pertaining to the registration of an aggregate of 500,000 shares of Common Stock, issuable under the Encore Bancshares, Inc. 2008 Stock Awards and Incentive Plan.

     On July 2, 2012, pursuant to the Agreement and Plan of Merger, dated as of March 5, 2012, by and among Encore, Cadence Bancorp, LLC, a Delaware limited liability company (“Cadence”), and EMS Sub I, Inc., a Texas corporation and a wholly owned subsidiary of Encore (“Merger Sub”), Merger Sub merged with and into Encore, with Encore continuing as the surviving corporation (the “Merger”).  As a result of the Merger, Encore became a wholly owned subsidiary of Cadence.

     As a result of the Merger, the offerings of shares of Common Stock pursuant to the Registration Statements have been terminated.  In accordance with an undertaking made by Encore in the Registration Statements to remove from registration, by means of a Post-Effective Amendment, any securities of Encore which remain unsold at the termination of the offerings, Encore has filed this Post-Effective Amendment to terminate the effectiveness of the Registration Statements and to remove from registration all of the Common Stock registered but unsold under the Registration Statements as of the date of this Post-Effective Amendment, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on this July 10, 2012.

ENCORE BANCSHARES, INC.

By:    /s/ Paul B. Murphy, Jr.

         Paul B. Murphy, Jr.

         Chairman and President

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment to the Registration Statements has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Sam Tortorici Sam Tortorici	Chief Executive Officer (Principal Executive Officer)	July 6, 2012
/s/ Richard Summers Richard Summers	Chief Financial Officer (Principal Financial Officer)	July 6, 2012
/s/ Chris Gossett Chris Gossett	Chief Accounting Officer (Principal Accounting Officer)	July 6, 2012
/s/ Paul B. Murphy, Jr. Paul B. Murphy, Jr.	Director	July 6, 2012
/s/ Sam Tortorici Sam Tortorici	Director	July 6, 2012
/s/ Jerry Powell Jerry Powell	Director	July 6, 2012